Item 1.	Financial Statements (Unaudited)

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	13 Weeks Ended	13 Weeks Ended
(Dollars in millions, except per share amounts)	July 2, 2011	June 26, 2010

Net sales	$669.9	$565.1
Cost of products sold	219.6	181.6
Gross margin	450.3	383.5

Delivery, sales and administrative expense	344.2	301.4
Re-engineering and impairment charges	1.1	2.0
Gains on disposal of assets	0.7	—
Operating income	105.7	80.1

Interest income	0.8	0.7
Interest expense	25.6	7.1
Other income	0.2	—
Income before income taxes	81.1	73.7

Provision for income taxes	16.0	15.8
Net income	$65.1	$57.9

Earnings per share:
Basic	$1.05	$0.92
Diluted	1.03	0.90

Weighted-average shares outstanding:
Basic	61.7	62.6
Diluted	63.1	63.9

Dividends declared per common share	$0.30	$0.25

See accompanying Notes to Consolidated Financial Statements (Unaudited).

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	27 Weeks Ended	26 Weeks Ended
(Dollars in millions, except per share amounts)	July 2, 2011	June 26, 2010

Net sales	$1,306.3	$1,122.2
Cost of products sold	434.5	365.8
Gross margin	871.8	756.4

Delivery, sales and administrative expense	683.6	602.1
Re-engineering and impairment charges	2.5	3.6
Gains on disposal of assets	0.7	—
Operating income	186.4	150.7

Interest income	1.7	1.1
Interest expense	33.1	14.5
Other (income) expense	(0.1)	0.6
Income before income taxes	155.1	136.7

Provision for income taxes	34.2	31.7
Net income	$120.9	$105.0

Earnings per share:
Basic	$1.95	$1.67
Diluted	1.91	1.64

Weighted-average shares outstanding:
Basic	62.0	62.5
Diluted	63.3	63.9

Dividends declared per common share	$0.60	$0.50

See accompanying Notes to Consolidated Financial Statements (Unaudited).

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in millions, except share amounts)	July 2, 2011	December 25, 2010
ASSETS
Cash and cash equivalents	$116.1	$248.7
Accounts receivable, less allowances of $31.2 million in 2011 and $32.4 million in 2010	203.1	181.9
Inventories	325.9	279.1
Deferred income tax benefits, net	76.4	78.5
Non-trade amounts receivable, net	38.5	39.4
Prepaid expenses and other current assets	31.7	21.6
Total current assets	791.7	849.2

Deferred income tax benefits, net	396.1	391.3
Property, plant and equipment, net	268.4	258.0
Long-term receivables, less allowances of $23.5 million in 2011 and $18.8 million in 2010	26.2	22.8
Trademarks and tradenames	177.0	170.2
Other intangible assets, net	9.2	10.2
Goodwill	294.4	284.1
Other assets, net	39.8	30.0
Total assets	$2,002.8	$2,015.8

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$130.8	$153.1
Short-term borrowings and current portion of long-term debt and capital lease obligations	2.3	1.9
Accrued liabilities	366.5	345.4
Total current liabilities	499.6	500.4

Long-term debt and capital lease obligations	418.2	426.8
Other liabilities	266.2	298.8

Shareholders' equity:
Preferred stock, $0.01 par value, 200,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value, 600,000,000 shares authorized; 63,607,090 shares issued	0.6	0.6
Paid-in capital	118.3	108.0
Retained earnings	1,033.8	969.2
Treasury stock 2,316,427 and 900,754 shares in 2011 and 2010, respectively, at cost	(147.2)	(41.5)
Accumulated other comprehensive loss	(186.7)	(246.5)
Total shareholders' equity	818.8	789.8
Total liabilities and shareholders' equity	$2,002.8	$2,015.8

See accompanying Notes to Consolidated Financial Statements (Unaudited).

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	27 Weeks Ended	26 Weeks Ended
(In millions)	July 2, 2011	June 26, 2010
Operating Activities:
Net income	$120.9	$105.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25.8	24.8
Equity compensation	6.8	5.2
Amortization and write-off of deferred debt costs	1.2	0.4
Interest rate swap impairment	18.9	—
Net gains on disposal of assets	(0.2)	(0.1)
Provision for bad debts	5.9	6.3
Write-down of inventories	7.4	9.8
Net change in deferred income taxes	(17.0)	(11.1)
Excess tax benefits from share-based payment arrangements	(7.6)	(4.1)
Changes in assets and liabilities:
Accounts and notes receivable	(17.3)	(11.2)
Inventories	(41.3)	(40.1)
Non-trade amounts receivable	1.8	(5.0)
Prepaid expenses	(8.8)	(3.4)
Other assets	(4.1)	(0.3)
Accounts payable and accrued liabilities	(34.5)	2.3
Income taxes payable	(8.2)	4.3
Other liabilities	(3.1)	2.4
Net cash impact from hedging activity	3.2	(0.3)
Other	(0.2)	(0.2)
Net cash provided by operating activities	49.6	84.7

Investing Activities:
Capital expenditures	(25.7)	(20.3)
Proceeds from disposal of property, plant and equipment	2.6	1.6
Net cash used in investing activities	(23.1)	(18.7)

Financing Activities:
Dividend payments to shareholders	(37.6)	(31.5)
Net proceeds from issuance of senior notes(1)	393.3	—
Proceeds from exercise of stock options	13.9	9.0
Repurchase of common stock	(130.8)	(26.5)
Repayment of long-term debt and capital lease obligations	(406.4)	(0.9)
Net change in short-term debt	0.1	—
Debt issuance costs	(2.9)	—
Excess tax benefits from share-based payment arrangements	7.6	4.1
Net cash used in financing activities	(162.8)	(45.8)
Effect of exchange rate changes on cash and cash equivalents	3.7	(11.3)
Net change in cash and cash equivalents	(132.6)	8.9
Cash and cash equivalents at beginning of year	248.7	112.4
Cash and cash equivalents at end of period	$116.1	$121.3
(1) Net proceeds from issuance of senior notes are net of $2.6 million in non-cash debt issuance costs.

See accompanying Notes to Consolidated Financial Statements (Unaudited).

TUPPERWARE BRANDS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1:	Summary of Significant Accounting Policies
Basis of Presentation: The condensed consolidated financial statements include the accounts of Tupperware Brands Corporation and its subsidiaries, collectively “Tupperware” or the “Company”, with all intercompany transactions and balances having been eliminated. These condensed consolidated financial statements and related notes should be read in conjunction with the 2010 audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 25, 2010.
Certain prior year amounts have been reclassified to conform with current year presentation.
These condensed consolidated financial statements are unaudited and have been prepared following the rules and regulations of the United States Securities and Exchange Commission and, in the Company's opinion, reflect all adjustments, including normal recurring items that are necessary for a fair statement of the results for the interim periods. Certain information and note disclosures normally included in the statement of financial position, results of operations and cash flows prepared in conformity with accounting principles generally accepted in the United States of America have been condensed or omitted as permitted by such rules and regulations. Operating results of any interim period presented herein are not necessarily indicative of the results that may be expected for a full fiscal year.
The Company's fiscal year ends on the last Saturday of December and, as a result, the 2011 fiscal year will contain 53 weeks as compared with 52 weeks for fiscal 2010. In addition, the year-to-date period ending July 2, 2011 contained 27 weeks as compared with 26 weeks for the year-to-date period ending June 26, 2010.
Out-of-Period Amounts: In the second quarter of 2010, the Company identified certain accounting errors in its Consolidated Financial Statements for the first quarter of 2010 and periods prior to 2010. These errors were corrected in the second quarter of 2010. To correct these errors, the Company recorded in the Consolidated Statement of Income for the 13 weeks ended June 26, 2010 a $4.0 million reduction of net sales and increases of $0.5 million of cost of products sold and $5.9 million of delivery, sales and administrative expense (DS&A). The after tax impact of recording these amounts was an $8.8 million reduction of net income or 14 cents per diluted share, of which $2.8 million related to the first quarter of 2010 and the remaining $6.0 million related to periods prior to 2010. The amounts related to errors identified in the financial reporting at the Company's Russian subsidiary, which resulted in overstatements of sales, including promotional credits that had not been recorded timely, prepaid expenses that should have been reflected in expenses in earlier time periods, inappropriate levels of accruals for certain promotional events and other operating liabilities and insufficient bad debt reserves. The Company determined that the errors were not material to the financial statements in the periods in which they originated or the period in which they were corrected, and, accordingly, a restatement of prior financial statements was not necessary.
Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from these estimates.

Note 2:	Shipping and Handling Costs
The cost of products sold line item includes costs related to the purchase and manufacture of goods sold by the Company. Among these costs are inbound freight charges, purchasing and receiving costs, inspection costs, depreciation expense, internal transfer costs and warehousing costs of raw material, work in process and packing materials. The warehousing and distribution costs of finished goods are included in DS&A expense. Distribution costs are comprised of outbound freight and associated labor costs. Fees billed to customers associated with the distribution of products are classified as revenue. The distribution costs included in DS&A expense for the second quarters of 2011 and 2010 were $39.9 million and $33.8 million, respectively, and were $77.5 million and $66.8 million for the year-to-date periods ended July 2, 2011 and June 26, 2010, respectively.

Note 3:	Promotional Accruals
The Company frequently makes promotional offers to members of its independent sales force to encourage them to fulfill specific goals or targets for sales levels, party attendance, recruiting of new sales force members or other business-critical functions. The awards offered are in the form of cash, product awards, special prizes or trips.

TUPPERWARE BRANDS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

The Company accrues for the costs of these awards during the period over which the sales force qualifies for the award and reports these costs primarily as a component of DS&A expense. These accruals require estimates as to the cost of the awards, based upon estimates of achievement and actual cost to be incurred. During the qualification period, actual results are monitored and changes to the original estimates are made when known. Total promotional and other sales force compensation expenses included in DS&A expense totaled $114.5 million and $98.5 million for the second quarters of 2011 and 2010, respectively, and $224.9 million and $199.9 million for the year-to-date periods ended July 2, 2011 and June 26, 2010, respectively.

Note 4:	Inventories

	July 2, 2011	December 25, 2010
	(in millions)
Finished goods	$209.2	$184.7
Work in process	27.3	20.0
Raw materials and supplies	89.4	74.4
Total inventories	$325.9	$279.1

Note 5:	Net Income Per Common Share
Basic per share information is calculated by dividing net income by the weighted average number of shares outstanding. Diluted per share information is calculated by also considering the impact of potential common stock on both net income and the weighted average number of shares outstanding. The Company's potential common stock consists of employee and director stock options, restricted stock, restricted stock units and performance share units. Performance share awards are included in the diluted per share calculation when the performance criteria are achieved. The Company's potential common stock is excluded from the basic per share calculation and is included in the diluted per share calculation when doing so would not be anti-dilutive.
The Company accounts for unvested share based payment awards with a nonforfeitable right to receive dividends (participating securities) using the two-class method of computing earnings per share. The Company had 0.2 million in unvested share-based payment awards outstanding in the second quarter and year-to-date period of 2010 that were classified as participating securities. The Company had no unvested share-based payment awards outstanding that were classified as participating securities in the second quarter and year-to-date period of 2011. The two-class method is an earnings allocation formula that determines earnings per share for common stock and participating securities, according to dividends declared and participation rights in undistributed earnings. Under that method, net income is reduced by the amount of dividends declared in the current period for common shareholders and participating security holders. The remaining earnings, or “undistributed earnings”, are allocated between common stock and participating securities to the extent that each security would share in earnings as if all of the earnings for the period had been distributed. In applying the two-class method, the Company determined that undistributed earnings should be allocated equally on a per share basis for common stock and participating securities due to the rights of the participating security holders and the Company's history of paying dividends equally on a per share basis.

TUPPERWARE BRANDS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

The elements of the earnings per share computations were as follows (in millions, except per share amounts):

	13 Weeks Ended	13 Weeks Ended	27 Weeks Ended	26 Weeks Ended
	July 2, 2011	June 26, 2010	July 2, 2011	June 26, 2010
Net income	$65.1	$57.9	$120.9	$105.0
Less dividends declared:
To common shareholders	18.7	15.7	37.7	31.5
To participating security holders	—	0.1	—	0.2
Total undistributed earnings	$46.4	$42.1	$83.2	$73.3

Undistributed earnings to common shareholders	$46.4	$42.0	$83.2	$73.1
Undistributed earnings to participating security holders	—	0.1	—	0.2
Net income available to common shareholders for basic and diluted earnings per share	$65.1	$57.7	$120.9	$104.6

Weighted-average shares of common stock outstanding	61.7	62.6	62.0	62.5
Common equivalent shares:
Assumed exercise of dilutive options, restricted shares, restricted stock units and performance share units	1.4	1.3	1.3	1.4
Weighted-average common and common equivalent shares outstanding	63.1	63.9	63.3	63.9

Basic earnings per share	$1.05	$0.92	$1.95	$1.67

Diluted earnings per share	$1.03	$0.90	$1.91	$1.64

Shares excluded from the determination of potential common stock because inclusion would have been anti-dilutive	0.1	0.5	0.3	0.5

Note 6:	Comprehensive Income
In addition to net income, comprehensive income included certain amounts recorded directly in equity. The components of comprehensive income, net of related income tax effects, for the respective periods were as follows (in millions):

	13 Weeks Ended	13 Weeks Ended	27 Weeks Ended	26 Weeks Ended
	July 2, 2011	June 26, 2010	July 2, 2011	June 26, 2010
Net income	$65.1	$57.9	$120.9	$105.0
Foreign currency translation adjustments	11.3	(22.6)	45.6	(19.7)
Deferred gain (loss) on cash flow hedges, net of tax provision (benefit) of $7.4 and $0.3 million for the second quarters of 2011 and 2010, respectively, and $8.1 million and $(0.2) million for the 2011 and 2010 year-to-date periods, respectively.	13.8	0.6	13.9	(0.4)
Pension and other post-retirement costs, net of tax provision of $0.1 million for the second quarter of 2011, and $0.8 million and $0.4 million for the year-to-date periods of 2011 and 2010, respectively.	(0.3)	—	0.3	1.3
Comprehensive income	$89.9	$35.9	$180.7	$86.2

Accumulated other comprehensive loss is comprised of amounts related to pension liabilities, foreign currency translation adjustments and hedge activity.

TUPPERWARE BRANDS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

Note 7:	Re-engineering Costs
The Company recorded $1.1 million and $2.5 million in re-engineering and impairment charges during the second quarter and year-to-date periods of 2011, primarily related to severance costs incurred to reduce head count in the Company's Argentina, Australia, France, Greece, Japan, Mexico, and Spain operations mainly due to to implementing changes in the businesses' management structures.
The Company recorded $2.0 million and $3.6 million in re-engineering and impairment charges during the second quarter and year-to-date periods of 2010, primarily related to severance costs incurred in its Argentina, BeautiControl, France, Greece, Japan and Mexico operations, also mainly due to implementing changes in the businesses' management structures and relocation costs in Japan.
The balances included in accrued liabilities related to re-engineering and impairment charges as of July 2, 2011 and December 25, 2010 were as follows (in millions):

	July 2, 2011	December 25, 2010
Beginning of the year balance	$2.4	$1.5
Provision	2.5	7.6
Cash expenditures:
Severance	(3.7)	(5.5)
Other	(0.8)	(1.1)
Non-cash asset impairments	—	(0.1)
End of period balance	$0.4	$2.4

The accrual balance as of July 2, 2011, relates primarily to severance payments expected to be made by the end of 2011.

Note 8: Goodwill and Intangible Assets
The Company's goodwill and intangible assets relate primarily to the December 2005 acquisition of the direct selling businesses of Sara Lee Corporation and the October 2000 acquisition of BeautiControl.
The Company does not amortize its tradename intangible assets or goodwill. Instead, the Company tests these assets for impairment annually, or more frequently if events or changes in circumstances indicate they may be impaired. The impairment test for the Company's tradenames involves comparing the estimated fair value of the assets to their carrying amounts to determine if a write-down to fair value is required. If the carrying amount of a tradename exceeds its estimated fair value, an impairment charge is recognized in an amount equal to the excess. The impairment test for goodwill involves comparing the fair value of a reporting unit to its carrying amount, including goodwill, and after any intangible asset impairment charges. If the carrying amount of the reporting unit exceeds its fair value, a second step is required to measure for any goodwill impairment loss. This step revalues all assets and liabilities of the reporting unit to their current fair value and then compares the implied fair value of the reporting unit's goodwill to the carrying amount of that goodwill. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to the excess.
The Company completed its annual valuation of the BeautiControl reporting unit in the second quarter and determined no impairment had occurred. It expects to complete the valuation of the remaining units during their annual evaluation in the third quarter.

Note 9:	Segment Information
The Company manufactures and distributes a broad portfolio of products primarily through independent direct sales consultants. Certain operating segments have been aggregated based upon consistency of economic substance, geography, products, production process, class of customers and distribution method.

TUPPERWARE BRANDS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

Effective with the first quarter of 2011, the Company changed its segment reporting to reflect the geographic distribution of its businesses in accordance with how it views the operations. Since the acquisition of the direct selling businesses of Sara Lee Corporation in 2005, certain segments aggregated in Beauty Other have changed such that both Tupperware and beauty and personal care products contribute significantly to sales and profit, which has changed the way these businesses have been operated. Consequently, the Company no longer has a Beauty Other segment, and the businesses previously reported in that segment are now reported as follows: Tupperware Brands Philippines in Asia Pacific; the Company's Central America businesses in Tupperware North America; the Nutrimetics businesses in Europe and Asia Pacific (as applicable); and the businesses in South America as a separate geographic segment. Comparable information from 2010 has been reclassified to conform to the new presentation.
The Company's reportable segments include the following:

Europe
Primarily design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware® brand. Europe also includes Avroy Shlain® and Nutrimetics® units that sell beauty and personal care products. Asia Pacific also sells beauty and personal care products in its NaturCare® and Nutrimetics® units and Fuller Cosmetics® in certain units.

Asia Pacific
Tupperware North America
Beauty North America
Premium cosmetics, skin care and personal care products marketed under the BeautiControl® and Armand Dupree® brands in the United States, Canada and Puerto Rico and the Fuller Cosmetics® brand in Mexico and Central America.

South America	Both houseware and beauty products under the Fuller®, Nuvo® and Tupperware® brands.

Worldwide sales of beauty and personal care products totaled $176.3 million and $167.1 million in the second quarters of 2011 and 2010, respectively, and $345.7 million and $316.9 million in the year-to-date periods ended July 2, 2011 and June 26, 2010, respectively.

	13 Weeks Ended	13 Weeks Ended	27 Weeks Ended	26 Weeks Ended
(In millions)	July 2, 2011	June 26, 2010	July 2, 2011	June 26, 2010
Net sales:
Europe	$223.5	$186.6	$454.8	$411.0
Asia Pacific	175.5	137.0	335.6	263.8
Tupperware North America	97.4	90.5	184.8	167.7
Beauty North America	103.6	106.5	203.6	200.0
South America	69.9	44.5	127.5	79.7
Total net sales	$669.9	$565.1	$1,306.3	$1,122.2

Segment profit:
Europe	$42.2	$26.0	$81.9	$72.7
Asia Pacific	33.3	25.1	61.4	43.8
Tupperware North America	16.8	20.0	29.0	28.4
Beauty North America	14.4	17.3	22.6	26.9
South America	12.2	6.3	20.4	7.2
Total segment profit	118.9	94.7	215.3	179.0

Unallocated expenses	(12.6)	(12.6)	(27.0)	(25.3)
Re-engineering and impairment charges (a)	(1.1)	(2.0)	(2.5)	(3.6)
Gains on disposal of assets	0.7	—	0.7	—
Interest expense, net	(24.8)	(6.4)	(31.4)	(13.4)
Income before taxes	$81.1	$73.7	$155.1	$136.7

TUPPERWARE BRANDS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

Identifiable assets:	July 2, 2011	December 25, 2010
Europe	$435.9	$397.8
Asia Pacific	386.2	349.6
Tupperware North America	182.3	165.3
Beauty North America	416.5	419.2
South America	119.7	95.1
Corporate	462.2	588.8
Total identifiable assets	$2,002.8	$2,015.8
_________________________

(a)	See Note 7 to the Consolidated Financial Statements for a discussion of re-engineering and impairment charges.

Note 10:	Debt
Current Debt Structure
Notes Sold
On June 2, 2011, Tupperware Brands Corporation (the “Company”) completed the sale of $400 million in aggregate principal amount of 4.750% Senior Notes due June 1, 2021 (the “Notes”) at an issue price of 98.989%, pursuant to a purchase agreement, dated as of May 25, 2011, that included the Company and its wholly-owned subsidiary, Dart Industries Inc. (the “Guarantor”).
The Notes were issued under an Indenture, dated as of June 2, 2011 (the “Indenture”), between the Company, the Guarantor and Wells Fargo Bank, N.A. (the “Trustee”). As security for its obligations under the guarantee for the Notes, the Guarantor has granted a security interest in certain "Tupperware" trademarks and service marks. The guarantee and the lien securing the guarantee may be released under certain circumstances specified in the Indenture.
Prior to March 1, 2021, the Company may redeem the Notes, at its option, at a redemption price equal to 100% of the principal amount to be redeemed, accrued interest and a make-whole premium equal to the present value of the remaining scheduled payments of principal and interest. In determining the present value of the remaining scheduled payments, such payments shall be discounted to the redemption date using a discount rate equal to the Treasury Rate (as defined in the Indenture) plus 0.3%. On or after March 1, 2021, the redemption price will equal 100% of the principal amount of the Notes to be redeemed.
The Indenture includes covenants which, subject to certain exceptions, limit the ability of the Company and its subsidiaries to, among other things, (i) incur indebtedness secured by liens on real property, (ii) enter into sale and leaseback transactions, (iii) consolidate or merge with another entity, or sell or transfer all or substantially all of their properties and assets, and (iv) sell the capital stock of the Guarantor. In addition, upon a change of control, as defined in the Indenture, the Company may be required to make an offer to repurchase the Notes at 101% of their principal amount, plus accrued and unpaid interest. The Indenture also contains customary events of default. These restrictions are not expected to impact the Company's operations.
The Notes were initially sold to qualified institutional buyers in transactions pursuant to Rule 144A under the Securities Act of 1933. In connection with the sale, the Company and the Guarantor entered into a registration rights agreement with the Initial Purchasers (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company and the Guarantor have agreed to file with the Securities and Exchange Commission by November 29, 2011 a registration statement to offer to exchange the Notes for registered notes substantially identical to the Notes (except that the registered notes will not be subject to the additional interest provisions or restrictions on ownership or transfer that the Notes are), to use commercially reasonable efforts to cause such registration statement to be declared effective by December 29, 2011 and to consummate the exchange offer by February 27, 2012. If the Company and the Guarantor fail to comply with their obligations under the Registration Rights Agreement, the Company would be required to pay additional interest with respect to the Notes.

TUPPERWARE BRANDS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

Credit Agreement
Also on June 2, 2011, the Company and its wholly owned subsidiary Tupperware International Holdings B.V. (the “Subsidiary Borrower”), entered into a multicurrency Credit Agreement (the “Credit Agreement”) with a consortium of lenders led by JPMorgan Chase Bank, N.A. as administrative agent (the “Administrative Agent”). The Credit Agreement makes available to the Company and the Subsidiary Borrower a committed five-year credit facility in an aggregate amount of $450 million (the “Facility Amount”). The Credit Agreement provides (i) a revolving credit facility, available up to the full amount of the Facility Amount, (ii) a letter of credit facility, available up to $50 million of the Facility Amount, and (iii) a swingline facility, available up to $50 million of the Facility Amount. Each of such facilities is fully available to the Company and is available to the Subsidiary Borrower up to an aggregate amount not to exceed $225 million. The Company is permitted to increase, on up to three occasions, the Facility Amount by a total of up to $200 million (for a maximum aggregate Facility Amount of $650 million), subject to certain conditions. As of July 2, 2011, the Company had no borrowings outstanding under its $450 million Credit Agreement.
Loans made under the revolving credit facility, depending on the contemplated length of the borrowing, generally bear interest in reference to the London interbank offered rate ("LIBOR") for the applicable currency and interest period, plus a margin. The applicable margin is determined by reference to a pricing schedule based upon the ratio (the “Consolidated Leverage Ratio”) of the consolidated funded indebtedness of the Company and its subsidiaries to the consolidated EBITDA (as defined in the Credit Agreement) of the Company and its subsidiaries for the four (4) fiscal quarters then most recently ended. As of July 2, 2011, the Credit Agreement dictated a spread of 150 basis points, which would have given the Company an interest rate of about 1.75% on borrowings under the Credit Agreement, assuming a 3-month USD LIBOR base borrowing rate had been selected by the Company.
The Credit Agreement contains customary covenants that, among other things, generally restrict the Company's ability to incur subsidiary indebtedness, create liens on and sell assets, engage in liquidation or dissolutions, engage in mergers or consolidations, or change lines of business. These covenants are subject to significant exceptions and qualifications. The agreement also has customary financial covenants related to interest coverage and leverage. These restrictions are not expected to impact the Company's operations.
The Guarantor has agreed to unconditionally guarantee all obligations and liabilities of the Company and the Subsidiary Borrower relating to this Credit Agreement through a security interest in certain "Tupperware" trademarks and service marks.
Use of Proceeds
In connection with the closing of the Credit Agreement, the company terminated its Credit Facility dated September 28, 2007 (the "Old Credit Facility"). The net proceeds from the issuance of the notes, along with borrowings under the new Credit Agreement were used to repay all of the Company's $405 million outstanding term loans under the Old Credit Facility. As a result of the termination of the Old Credit Facility, the Company recorded a loss on the extinguishment of debt of $0.9 million of unamortized debt issuance costs, as well as an additional $18.9 million in interest expense reclassified from other comprehensive loss as hedges under related interest rate swaps became ineffective. As a result of the Notes offering and the execution of the new Credit Agreement, the Company incurred costs of $5.8 million of which $0.2 million were expensed and $5.6 million were capitalized as deferred finance costs. As of July 2, 2011, there were no borrowings outstanding on the $450 million committed line of credit.
At July 2, 2011, the Company had $562 million of unused lines of credit, including $447 million under the committed, secured $450 million Credit Agreement and $115 million available under various uncommitted lines around the world.

TUPPERWARE BRANDS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

Prior Debt Structure
Prior to its termination in connection with the signing of the new Credit Agreement, the Old Credit Facility consisted of an $800 million five-year senior secured agreement consisting of a $200 million revolving credit facility and originally $600 million in term loans. There were $405 million in outstanding term loans at the date of termination. The interest rate charged on outstanding borrowings under the old revolving credit facility was a floating LIBOR base rate plus an applicable margin. Although the Old Credit Facility was a floating rate debt instrument, the Company was required to maintain at least 40 percent of the term loans outstanding at fixed rates, which was achieved through the use of interest rate swaps, as further discussed in Note 11 to the Consolidated Financial Statements. As of the date the Old Credit Facility was terminated, $325 million of the term loans had been swapped to fixed interest rates. The Old Credit Facility, which dictated a contractual spread of 62.5 basis points at its termination, combined with the swap agreements, gave the Company an all-in effective rate of about 4.5 percent percent on the previous term loans.

Note 11:	Derivative Instruments and Hedging Activities
The Company markets its products in almost 100 countries and is exposed to fluctuations in foreign currency exchange rates on the earnings, cash flows and financial position of its international operations. Although this currency risk is partially mitigated by the natural hedge arising from the Company's local manufacturing in many markets, a strengthening U.S. dollar generally has a negative impact on the Company. In response to this fact, the Company uses financial instruments to hedge certain of its exposures and to manage the foreign exchange impact to its financial statements. At its inception, a derivative financial instrument used for hedging is designated as a fair value, cash flow or net equity hedge.
Fair value hedges are entered into with financial instruments such as forward contracts with the objective of limiting exposure to certain foreign exchange risks primarily associated with accounts receivable, accounts payable and non-permanent intercompany transactions. For derivative instruments that are designated and qualify as fair value hedges, the gain or loss on the derivative, as well as the offsetting gain or loss on the hedged item attributable to the hedged risk, are recognized in current earnings. In assessing hedge effectiveness, the Company excludes forward points, which are considered by the Company to be a component of interest expense. The forward points on fair value hedges resulted in pretax gains of $2.4 million and $1.6 million in second quarters of 2011 and 2010, respectively, and pretax gains of $4.1 million and $2.5 million for the respective year-to-date periods.
The Company also uses derivative financial instruments to hedge foreign currency exposures resulting from certain forecasted purchases and classifies these as cash flow hedges. The Company generally enters into cash flow hedge contracts for periods ranging from three to twelve months. The effective portion of the gain or loss on the hedging instrument is recorded in other comprehensive loss and is reclassified into earnings as the transactions being hedged are recorded. As such, the balance at the end of each reporting period in other comprehensive loss will be reclassified into earnings within the next twelve months. The associated asset or liability on the open hedges is recorded in other current assets or accrued liabilities, as applicable. In assessing hedge effectiveness, the Company excludes forward points, which are included as a component of interest expense. Forward points on cash flow hedges resulted in pretax losses of $0.6 million and $0.5 million in the second quarters of 2011 and 2010, respectively, and in pretax losses of $1.2 million and $1.1 million for the respective year-to-date periods.
The Company also uses financial instruments, such as forward contracts, to hedge a portion of its net equity investment in international operations and classifies these as net equity hedges. Changes in the value of these derivative instruments, excluding any ineffective portion of the hedges, are included in foreign currency translation adjustments within accumulated other comprehensive income. The Company recorded a net (loss) gain associated with these hedges, in other comprehensive income, net of tax, of $(4.4) million and $2.1 million in the second quarter of 2011 and 2010, respectively, and net losses of $11.1 million and $0.1 million for the respective year-to-date periods. Due to the permanent nature of the investments, the Company does not anticipate reclassifying any portion of these amounts to the income statement in the next 12 months. In assessing hedge effectiveness, the Company excludes forward points, which are included as a component of interest expense. For the second quarters of 2011 and 2010, forward points on net equity hedges resulted in pretax losses of $2.8 million and $1.8 million, respectively, and they resulted in pretax losses of $5.4 million and $3.6 million for the respective year-to-date periods.
While the Company's net equity and fair value hedges of non-permanent intercompany balances mitigate its exposure to foreign exchange gains or losses, they result in an impact to operating cash flows as they are settled, whereas the hedged items do not generate offsetting cash flows. In the year-to-date period ending July 2, 2011, the cash flow impact of these currency hedges was an inflow of $3.2 million.

TUPPERWARE BRANDS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

Following is a listing of the Company's outstanding derivative financial instruments at fair value as of July 2, 2011 and December 25, 2010. Related to the forward contracts, the “buy” amounts represent the U.S. dollar equivalent of commitments to purchase foreign currencies, and the “sell” amounts represent the U.S. dollar equivalent of commitments to sell foreign currencies, all translated at the period-end market exchange rates for the U.S. dollar. All forward contracts are hedging net investments in certain foreign subsidiaries, cross-currency intercompany loans that are not permanent in nature, cross-currency external payables and receivables or forecasted purchases. Some amounts are between two foreign currencies:

Forward Contracts	July 2, 2011		December 25, 2010
(in millions)	Buy	Sell	Buy	Sell
Euro	$84.1		$65.2
Indonesian rupiah	5.3		17.5
Malaysian ringgit	5.2			$0.3
Brazilian real	3.9		2.8
South African rand	3.3			1.2
New Zealand dollar	1.6		4.4
Mexican peso	0.6			0.2
U.S. dollar		$23.2	21.0
Japanese yen		20.3		11.9
Swiss franc		14.2		49.6
Turkish lira		8.8		11.9
Canadian dollar		5.4		9.6
Polish zloty		5.4		5.7
Argentine peso		3.9		7.6
British pound		3.9		3.3
Russian ruble		3.9		1.0
Australian dollar		3.6		5.5
Croatian kuna		2.8		2.6
Kazakhstan tenge		2.4		2.6
Thai baht		2.4		2.2
Norwegian krone		1.7		1.8
Ukraine hryvnia		1.5		1.3
South Korean won		1.4	12.5
Swedish krona		1.3		1.5
Czech koruna		1.2		1.6
Hungarian forint		0.5		1.9
Danish krone		0.4		—
Other currencies (net)	1.0			1.9
	$105.0	$108.2	$123.4	$125.2

In agreements to sell foreign currencies in exchange for U.S. dollars, for example, an appreciating dollar versus the opposing currency would generate a cash inflow for the Company at settlement, with the opposite result in agreements to buy foreign currencies for U.S. dollars. The above noted notional amounts change based upon changes in the Company's outstanding currency exposures.

TUPPERWARE BRANDS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

Under the Old Credit Facility, which was terminated during the second quarter of 2011 in conjunction with the signing of the new Credit Agreement, there was a requirement that the Company keep at least 40 percent of total borrowings at a fixed interest rate through September 2012. In September 2007, the Company entered into four interest rate swap agreements with notional values totaling $325 million that expired in 2012. Under the terms of these swap agreements, the Company received a floating rate equal to the 3 month U.S. dollar LIBOR and paid a weighted average fixed rate of about 4.8 percent. In 2011 and 2010, through the date of termination, the interest rate under Old Credit Facility also included a spread of 62.5 basis points. As a result of the termination of the Old Credit Facility, the Company recorded $18.9 million in interest expense which was reclassified from other comprehensive loss as a result of the hedges under related interest rate swaps becoming ineffective.
During 2008, the Company entered into a forward interest rate agreement that swapped a portion of the Company's then outstanding LIBOR - based floating obligation into a fixed obligation for $100 million. The Company paid a weighted average rate of about 1.9 percent plus the spread under the Old Credit Facility. This agreement expired at the end of 2010.
The following tables summarize the Company's derivative positions and the impact they have on the Company's financial position as of July 2, 2011 and December 25, 2010:

	July 2, 2011
	Asset derivatives		Liability derivatives
Derivatives not designated as hedging instruments (in millions)	Balance sheet location	Fair value	Balance sheet location	Fair value
Interest rate contracts	Non-trade amounts receivable	$—	Accrued liabilities	$14.3
Interest rate contracts	Long-term other assets, net	—	Other liabilities	3.6
Derivatives designated as hedging instruments (in millions)
Foreign exchange contracts	Non-trade amounts receivable	14.8	Accrued liabilities	17.6
Total derivatives instruments		$14.8		$35.5

	December 25, 2010
	Asset derivatives		Liability derivatives
Derivatives designated as hedging instruments (in millions)	Balance sheet location	Fair value	Balance sheet location	Fair value
Interest rate contracts	Non-trade amounts receivable	$—	Other liabilities	$23.1
Foreign exchange contracts	Non-trade amounts receivable	16.1	Accrued liabilities	17.7
Total derivatives designated as hedging instruments		$16.1		$40.8

The following tables summarize the Company's derivative positions and the impact they had on the Company's results of operations and comprehensive income for the second quarter ended July 2, 2011 and June 26, 2010:

Derivatives designated as fair value hedges (in millions)	Location of gain or (loss) recognized in income on derivatives	Amount of gain or (loss) recognized in income on derivatives		Location of gain or (loss) recognized in income on related hedged items	Amount of gain or (loss) recognized in income on related hedged items
		2011	2010		2011	2010
Foreign exchange contracts	Other expense	$8.5	$(2.7)	Other expense	$(8.3)	$2.6

TUPPERWARE BRANDS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

Derivatives designated as cash flow and net equity hedges (in millions)	Amount of gain or (loss) recognized in OCI on derivatives (effective portion)		Location of gain or (loss) reclassified from accumulated OCI into income (effective portion)	Amount of gain or (loss) reclassified from accumulated OCI into income (effective portion)		Location of gain or (loss) recognized in income on derivatives (ineffective portion and amount excluded from effectiveness testing)	Amount of gain or (loss) recognized in income on derivatives (ineffective portion and amount excluded from effectiveness testing)
Cash flow hedging relationships	2011	2010		2011	2010		2011	2010
Interest rate contracts	$1.2	$0.1	Interest expense	$—	$—	Interest expense	$(18.9)	$0.1
Foreign exchange contracts	(0.4)	1.4	Cost of products sold and DS&A	(0.9)	0.1	Interest expense	(0.6)	(0.5)
Net equity hedging relationships
Foreign exchange contracts	(6.8)	3.3	Other expense	—	—	Interest expense	(2.8)	(1.8)

The following tables summarize the Company's derivative positions and the impact they had on the Company's results of operations and comprehensive income for the year-to-date periods ended July 2, 2011 and June 26, 2010:

Derivatives designated as fair value hedges (in millions)	Location of gain or (loss) recognized in income on derivatives	Amount of gain or (loss) recognized in income on derivatives		Location of gain or (loss) recognized in income on related hedged items	Amount of gain or (loss) recognized in income on related hedged items
		2011	2010		2011	2010
Foreign exchange contracts	Other expense	$20.8	$(3.0)	Other expense	$(20.6)	$2.9

Derivatives designated as cash flow and net equity hedges (in millions)	Amount of gain or (loss) recognized in OCI on derivatives (effective portion)		Location of gain or (loss) reclassified from accumulated OCI into income (effective portion)	Amount of gain or (loss) reclassified from accumulated OCI into income (effective portion)		Location of gain or (loss) recognized in income on derivatives (ineffective portion and amount excluded from effectiveness testing)	Amount of gain or (loss) recognized in income on derivatives (ineffective portion and amount excluded from effectiveness testing)
Cash flow hedging relationships	2011	2010		2011	2010		2011	2010
Interest rate contracts	$4.1	$—	Interest expense	$—	$—	Interest expense	$(18.9)	$0.1
Foreign exchange contracts	(2.9)	0.3	Cost of products sold and DS&A	(1.6)	0.1	Interest expense	(1.2)	(1.1)
Net equity hedging relationships
Foreign exchange contracts	(17.3)	(0.2)	Other expense	—	—	Interest expense	(5.4)	(3.6)

Note 12:	Fair Value Measurements
The Company applies the applicable accounting guidance for fair value measurements. This guidance provides the definition of fair value, describes the method used to appropriately measure fair value in accordance with generally accepted accounting principles and outlines fair value disclosure requirements.
The fair value hierarchy established under this guidance prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:
Level 1-Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

TUPPERWARE BRANDS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

Level 2-Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted prices, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.
Level 3-Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management's best estimate of fair value from the perspective of a market participant.
Some fair value measurements, such as those related to foreign currency forward contracts and interest rate swaps, are performed on a recurring basis, while others, such as those related to evaluating goodwill and other intangibles for impairment, are performed on a nonrecurring basis.

Description of Assets (in millions)	July 2, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Money market funds	$9.2	$9.2	$—	$—
Foreign currency derivative contracts	14.8	—	14.8	—
Total	$24.0	$9.2	$14.8	$—

Description of Liabilities (in millions)
Interest rate swaps	$17.9	$—	$17.9	$—
Foreign currency derivative contracts	17.6	—	17.6	—
Total	$35.5	$—	$35.5	$—

Description of Assets (in millions)	December 25, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Money market funds	$30.2	$30.2	$—	$—
Foreign currency derivative contracts	16.1	—	16.1	—
Total	$46.3	$30.2	$16.1	$—

Description of Liabilities (in millions)
Interest rate swaps	$23.1	$—	$23.1	$—
Foreign currency derivative contracts	17.7	—	17.7	—
Total	$40.8	$—	$40.8	$—

The Company markets its products in almost 100 countries and is exposed to fluctuations in foreign currency exchange rates on the earnings, cash flows and financial position of its international operations. The Company uses financial instruments to hedge certain of its exposures and to manage the foreign exchange impact to its financial statements. As of July 2, 2011 and December 25, 2010, the Company held foreign currency forward contracts to hedge various currencies which had a net fair value, determined based on third party quotations, of negative $2.8 million and $1.6 million, respectively. Changes in fair market value are recorded either in other comprehensive income or earnings, depending on the designation of the hedge as outlined in Note 11 to the Consolidated Financial Statements.
The fair value of interest rate swap contracts was based on the discounted net present value of the swap using third party quotes. Changes in fair market value were recorded in other comprehensive income through the termination date of the related credit facility, and any changes resulting from ineffectiveness have been recorded in current earnings.

TUPPERWARE BRANDS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

Included in the Company's cash equivalents balances as of July 2, 2011 and December 25, 2010 were $9.2 million and $30.2 million, respectively, in money market funds, which are highly liquid investments with a maturity of three months or less. These assets are classified within Level 1 of the fair value hierarchy, as the money market funds are valued using quoted market prices in active markets.
Fair Value of Financial Instruments
Due to their short maturities or their insignificance, the carrying amounts of cash and cash equivalents, accounts and notes receivable, accounts payable, accrued liabilities and short-term borrowings approximated their fair values at July 2, 2011 and December 25, 2010. The Company estimates that, based on current market conditions, the value of its 4.750% 2021 Notes debt was $388 million at July 2, 2011 compared with the carrying value of $396 million. The lower fair value resulted from changes, since issuance, in the corporate bond market and changes in investor preferences since issuance.

Note 13:	Retirement Benefit Plans
Components of net periodic benefit cost for the second quarter and year-to-date periods ended July 2, 2011 and June 26, 2010 were as follows (in millions):

	Second Quarter				Year-to-Date
	Pension benefits		Postretirement beneits		Pension benefits		Postretirement beneits
	2011	2010	2011	2010	2011	2010	2011	2010
Service cost	$2.7	$2.3	$0.1	$—	$5.2	$4.6	$0.1	$—
Interest cost	2.7	2.4	0.4	0.4	5.2	5.0	0.9	0.9
Expected return on plan assets	(1.7)	(1.6)	—	—	(3.3)	(3.2)	—	—
Settlement/Curtailment	—	—	—	—	1.0	—	—	—
Net amortization	0.9	1.0	(0.1)	—	1.8	1.7	(0.2)	(0.1)
Net periodic benefit cost	$4.6	$4.1	$0.4	$0.4	$9.9	$8.1	$0.8	$0.8

During the first half of 2011 and 2010, approximately $2.6 million and $1.6 million, respectively, were reclassified from other comprehensive income to a component of net periodic benefit cost. As they relate to foreign plans, the Company uses current exchange rates to make these reclassifications. The impact of exchange rate fluctuations is included on the net amortization line of the table above.

Note 14:	Income Taxes
As of July 2, 2011 and December 25, 2010, the Company's gross unrecognized tax benefit was $31.0 million and $27.3 million, respectively. The accrual for uncertain tax positions increased for positions being taken in various global tax filings, and the impact of foreign currency fluctuations. The Company estimates that approximately $25.7 million of the unrecognized tax benefits, if recognized, would impact the effective tax rate. Interest and penalties related to uncertain tax positions in the Company's global operations are recorded as a component of the provision for income taxes. Accrued interest and penalties were $6.1 million and $5.1 million as of July 2, 2011 and December 25, 2010, respectively.
The Company estimates that it may settle one or more foreign audits in the next twelve months that may result in a decrease in the amount of accrual for uncertain tax positions of up to $2.2 million. For the remaining balance as of July 2, 2011, the Company is not able to reliably estimate the timing or ultimate settlement amount. While the Company does not currently expect material changes, it is possible that the amount of unrecognized benefit with respect to the uncertain tax positions will significantly increase or decrease related to audits in various foreign jurisdictions that may conclude during that period or new developments that could also, in turn, impact the Company's assessment relative to the establishment of valuation allowances against certain existing deferred tax assets. At this time, the Company is not able to make a reasonable estimate of the range of impact on the balance of unrecognized tax benefits or the impact on the effective tax rate related to these items.

TUPPERWARE BRANDS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

The effective tax rate for the second quarter of 2011 was 19.8 percent, compared with 21.5 percent for the comparable 2010 period. The 2011 rate was lower due to costs incurred in connection with the Company's refinancing, which benefited at a higher tax rate, and a change in the mix of income earned toward jurisdictions with lower statutory tax rates. The effective tax rate for the first half of 2011 was 22.1 percent compared with 23.2 percent for the comparable 2010 period, with the change mainly due to the same items impacting the quarter. The effective tax rates are below the U.S. statutory rate, primarily due to lower foreign effective tax rates. As a result of tax law changes in Mexico, a tax election was made during the first quarter that resulted in a reduction of $20.4 million of deferred tax liabilities. The Company also incurred discrete tax costs of $16.8 million during the first quarter due to the Company's decision to repatriate earnings from Australia and certain foreign units that were previously determined to be indefinitely reinvested in order to take advantage of historically favorable exchange rates.

Note 15:	Statement of Cash Flow Supplemental Disclosure
Under the Company's stock incentive programs, employees are allowed to use shares to satisfy minimum statutorily required withholding taxes. In the year-to-date periods of 2011 and 2010, 30,108 and 33,012 shares, respectively, were retained to fund withholding taxes, with values totaling $1.6 million and $1.5 million, respectively, which were included as a component of stock repurchases in the Consolidated Statement of Cash Flows.

Note 16:	Stock Based Compensation
The Company records compensation expense using the applicable accounting guidance for share-based payments related to stock options, restricted stock, restricted stock units and performance share awards granted to directors and employees. Compensation expense for share-based awards is recorded straight line over the required service period, based on the fair value of the award.
Stock Options
Stock options to purchase the Company's common stock are granted to employees, upon approval by the Company's Board of Directors, with an exercise price equal to the fair market value of the stock on the date of grant. Options generally become exercisable in three years, in equal installments beginning one year from the date of grant, and generally expire 10 years from the date of grant. No stock options were granted in the first half of 2011 or 2010. Compensation expense associated with all outstanding stock option awards was $0.4 million and $0.7 million in the second quarters of 2011 and 2010, respectively, and $0.9 million and $1.3 million in the year-to-date periods of 2011 and 2010, respectively.
Stock option activity for 2011, under all of the Company's incentive plans, is summarized in the following table:

	Outstanding		Exercisable
Stock options	Shares subject to option	Weighted average exercise price per share	Shares subject to option exercisable at end of period	Weighted average exercise price per share
Balance at December 25, 2010	3,535,204	$27.43	2,591,135	$23.69
Granted	—	—
Expired / Forfeited	(2,484)	48.30
Exercised	(629,212)	22.17
Balance at July 2, 2011	2,903,508	$28.55	2,004,974	$24.08

The intrinsic value of options exercised totaled $4.4 million and $10.6 million, respectively, in the second quarters of 2011 and 2010 and $21.2 million and $12.9 million in the respective year-to-date periods.
Performance Awards, Restricted Stock and Restricted Stock Units
The Company also grants performance awards, restricted stock and restricted stock units to employees and directors. The Company has time-vested and performance-vested awards, which typically have initial vesting periods ranging from one to six years. Compensation expense associated with restricted stock and restricted stock units is equal to the market value of the Company's common stock on the date of grant, and for time-vested awards, is recorded straight-line over the required service period. For performance-vested awards, expense is recorded based on the probability of achieving the performance criteria over the required service period.

TUPPERWARE BRANDS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

The Company granted 101,000 shares of time-vested restricted stock in January 2011 with a weighted average fair value of $56.67 per share that vest over a period of 3 years from the date of grant. In May 2011, the Company granted 18,707 time-vested restricted stock units with a fair value of $66.05 per share that vest over one year from date of grant. The Company also granted performance-vested awards totaling 73,975 shares under its performance share plan in February 2011. The Company's performance-vested awards, granted under its performance share plan, provide incentive opportunity based on the overall success of the Company, as reflected through cash flow and earnings per share achieved over a three year performance period. The program is based upon a pre-defined number of performance share units. Depending on achievement under the performance measures, the actual payout can be up to 150 percent of shares initially granted. In January 2010, the Company granted 6,255 shares of time-vested restricted stock with a fair value of $42.54 per share that vests over an average period of 2.6 years. In May 2010, the Company granted 24,180 time-vested restricted stock units with a fair value of $47.05 per share that vested over one year from date of grant. The Company also granted performance-vested awards totaling 61,400 shares under its performance share plan in February 2010.
For the second quarters of 2011 and 2010, compensation expense associated with all employee and director restricted stock and restricted stock unit awards outstanding, including performance shares, was $2.7 million and $1.9 million, respectively. Such expense was $5.8 million and $3.9 million for the year-to-date periods of 2011 and 2010, respectively.
Restricted stock, restricted stock unit, and performance share award activity for 2011 under all of the Company's incentive plans is summarized in the following table:

	Shares outstanding	Weighted average grant date fair value
Balance at December 25, 2010	987,739	$25.86
Granted	193,682	56.85
Performance share adjustments	7,048	54.76
Vested	(213,300)	23.14
Forfeited	(5,170)	35.38
Balance at July 2, 2011	969,999	$32.94

The fair value of performance awards, restricted stock and restricted stock units vested was $1.6 million and $2.2 million, respectively, in the second quarters of 2011 and 2010, and $11.2 million and $7.2 million in the respective year-to-date periods. As of July 2, 2011, total unrecognized stock based compensation expense related to all stock based awards was $22.9 million, which is expected to be recognized over a weighted average period of 26 months. The average remaining contractual life on outstanding and exercisable stock options was 6.1 years and 5.1 years, respectively.

Note 17:	Allowance for Long-Term Receivables
The Company maintains current receivable amounts with most of its independent distributors and sales force in certain markets. It also maintains long-term receivable amounts with certain of these customers. The Company regularly monitors and assesses its risk of not collecting amounts owed to it by customers. This evaluation is based upon an analysis of amounts current and past due, along with relevant history and facts particular to the customer. It is also based upon estimates of distributor business prospects, particularly related to the evaluation of the recoverability of long-term amounts due. This evaluation is performed market by market and account by account based upon historical experience, market penetration levels, access to alternative channels and similar factors. It also considers collateral of the customer that could be recovered to satisfy debts. The Company records its allowance for uncollectible accounts based on the results of this analysis. The analysis requires the Company to make significant estimates and as such, changes in facts and circumstances could result in material changes in the allowance for doubtful accounts. The Company considers any receivable balance not collected within its contractual terms past due. As of July 2, 2011, $27.1 million of long-term receivables from both active and inactive customers were considered past due, the majority of which were reserved through the Company's allowance for uncollectible accounts.

TUPPERWARE BRANDS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

The balance of the allowance for long-term receivables as of July 2, 2011 was as follows (in millions):

Balance at December 25, 2010	$18.8
Write-offs	(2.0)
Recoveries	(0.6)
Provision (a)	6.0
Currency translation adjustment	1.3
Balance at July 2, 2011	$23.5

(a) Provision includes $1.8 million of reclassifications from current receivables.

Note 18:	New Accounting Pronouncements
In July 2010, the Financial Accounting Standards Board ("FASB") issued accounting guidance that requires new disclosures about an entity's allowance for credit losses and the credit quality of its financing receivables. Existing disclosures have been amended to require an entity to provide certain disclosures on a disaggregated basis by portfolio segment or by class of financing receivables. The new disclosures are effective for interim and annual reporting periods ending on or after December 15, 2010 and did not have a material impact on the Company's disclosures. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. The Company has adopted this guidance without a material impact on its Consolidated Financial Statements.
In January 2011, the FASB issued an amendment to defer the effective date of disclosures about troubled debt restructuring to interim and annual periods ending after June 15, 2011. The guidance on troubled debt restructuring did not impact the Company's disclosures included in its Consolidated Financial Statements.
In December 2010, the FASB issued an amendment to existing guidance to clarify when to perform Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts. Prior to this amendment, continuation to Step 2 was not required even if the carrying amount of the reporting unit exceeded the fair value. However, in cases where the carrying amount was zero or negative, the fair value most likely was greater. This amendment requires that the evaluation must still continue to Step 2, given a fair value greater than the carrying amount, if it is more likely than not that a goodwill impairment exists. This amendment is effective for interim and annual periods beginning after December 15, 2010. The Company has adopted this guidance without any impact on its Consolidated Financial Statements.
Also in December 2010, the FASB issued an amendment to existing guidance regarding the disclosure of supplementary pro forma information for business combinations. The amendment clarifies the acquisition date that should be used for reporting the pro forma financial information disclosures when comparative financial statements are presented as of the beginning of the comparable prior annual reporting period only. The amendment also requires a description of the nature and amount of material, nonrecurring pro forma adjustments that are directly attributable to the business combination. This amendment is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. At this time, the Company does not have any situations to which this would apply.
In May 2011, the FASB issued amendments to existing guidance regarding fair value measurement practices. The amendments provide a consistent definition of fair value measurement and disclosure requirements between U.S. GAAP and International Financial Reporting Standards. Consequently, the amendments change certain fair value measurement principles and enhances disclosure requirements under U.S. GAAP. For public companies, the amendments are effective during interim and annual periods beginning after December 15, 2011. The Company does not believe the amendments will have a significant impact on its Consolidated Financial Statements.
In June 2011, the FASB issued an amendment to existing guidance regarding comprehensive income. Under the amendment, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. For public companies, the amendment is effective for the fiscal years beginning after December 15, 2011. As a result, the Company will change its presentation of comprehensive income.

Note 19:	Guarantor Information
The Company's payment obligations under the Notes are fully and unconditionally guaranteed by certain "Tupperware" trademarks and service marks owned by the Guarantor, as discussed in Note 10 to the Consolidated Financial Statements.

TUPPERWARE BRANDS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

Condensed consolidating financial information as of July 2, 2011 and December 25, 2010 and for the quarter-to-date and year-to-date periods ended July 2, 2011 and June 26, 2010 for Tupperware Brands Corporation (the "Parent"), Dart Industries Inc. (the "Guarantor") and all other subsidiaries (the "Non-Guarantors") is as follows. Each entity in the consolidating financial information follows the same accounting policies as described in the consolidated financial statements, except for the use by the Parent and Guarantor of the equity method of accounting to reflect ownership interests in subsidiaries which are eliminated upon consolidation. Note that there are certain entities within the Non-Guarantors classification which the Parent owns directly.
Condensed Consolidating Balance Sheet

	July 2, 2011
(In millions)	Parent	Guarantor	Non-Guarantors	Eliminations	Total
ASSETS
Cash and cash equivalents	$—	$4.5	$111.6	$—	$116.1
Accounts receivable, net	—	—	203.1	—	203.1
Inventories	—	—	325.9	—	325.9
Deferred income tax benefits, net	—	27.9	51.7	(3.2)	76.4
Non-trade amounts receivable, net	9.4	3.2	25.9	—	38.5
Intercompany receivables	1,139.5	2,697.0	747.9	(4,584.4)	—
Prepaid expenses and other current assets	0.6	2.5	28.6	—	31.7
Total current assets	1,149.5	2,735.1	1,494.7	(4,587.6)	791.7

Deferred income tax benefits, net	76.6	141.2	178.3	—	396.1
Property, plant and equipment, net	—	21.8	246.6	—	268.4
Long-term receivables, net	—	0.1	26.1	—	26.2
Trademarks and tradenames	—	—	177.0	—	177.0
Other intangible assets, net	—	—	9.2	—	9.2
Goodwill	—	2.9	291.5	—	294.4
Investments in subsidiaries	2,692.1	1,739.2	—	(4,431.3)	—
Intercompany notes receivable	61.5	560.4	1,526.4	(2,148.3)	—
Other assets, net	16.4	8.6	33.8	(19.0)	39.8
Total assets	$3,996.1	$5,209.3	$3,983.6	$(11,186.2)	$2,002.8

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$—	$—	$130.8	$—	$130.8
Short-term borrowings and current portion of long-term debt and capital lease obligations	—	—	2.3	—	2.3
Intercompany payables	2,228.1	1,871.0	485.3	(4,584.4)	—
Accrued liabilities	59.2	14.9	307.0	(14.6)	366.5
Total current liabilities	2,287.3	1,885.9	925.4	(4,599.0)	499.6

Long-term debt and capital lease obligations	396.0	—	22.2	—	418.2
Intercompany notes payable	466.7	1,059.7	621.9	(2,148.3)	—
Other liabilities	27.3	22.7	223.8	(7.6)	266.2

Shareholders' equity	818.8	2,241.0	2,190.3	(4,431.3)	818.8
Total liabilities and shareholders' equity	$3,996.1	$5,209.3	$3,983.6	$(11,186.2)	$2,002.8

TUPPERWARE BRANDS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

Condensed Consolidating Balance Sheet

	December 25, 2010
(In millions)	Parent	Guarantor	Non-Guarantors	Eliminations	Total
ASSETS
Cash and cash equivalents	$20.0	$52.2	$176.5	$—	$248.7
Accounts receivable, net	—	—	181.9	—	181.9
Inventories	—	—	279.1	—	279.1
Deferred income tax benefits, net	58.5	—	60.0	(40.0)	78.5
Non-trade amounts receivable, net	—	0.7	38.7	—	39.4
Intercompany receivables	693.7	2,370.2	776.9	(3,840.8)	—
Prepaid expenses and other current assets	1.2	2.0	18.4	—	21.6
Total current assets	773.4	2,425.1	1,531.5	(3,880.8)	849.2

Deferred income tax benefits, net	53.8	187.8	150.3	(0.6)	391.3
Property, plant and equipment, net	—	21.1	236.9	—	258.0
Long-term receivables, net	—	0.1	22.7	—	22.8
Trademarks and tradenames	—	—	170.2	—	170.2
Other intangible assets, net	—	—	10.2	—	10.2
Goodwill	—	2.9	281.2	—	284.1
Investment in subsidiaries	2,495.5	1,592.2	—	(4,087.7)	—
Intercompany notes receivable	239.5	518.9	1,538.3	(2,296.7)	—
Other assets, net	54.7	7.8	29.2	(61.7)	30.0
Total assets	$3,616.9	$4,755.9	$3,970.5	$(10,327.5)	$2,015.8

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$—	$—	$153.1	$—	$153.1
Short-term borrowings and current portion of long-term debt and capital lease obligations	—	—	1.9	—	1.9
Intercompany payables	1,967.0	1,462.1	411.7	(3,840.8)	—
Accrued liabilities	24.0	119.7	295.9	(94.2)	345.4
Total current liabilities	1,991.0	1,581.8	862.6	(3,935.0)	500.4

Long-term debt and capital lease obligations	405.0	—	21.8	—	426.8
Intercompany notes payable	385.1	1,153.1	758.5	(2,296.7)	—
Other liabilities	46.0	19.1	241.8	(8.1)	298.8

Shareholders' equity	789.8	2,001.9	2,085.8	(4,087.7)	789.8
Total liabilities and shareholders' equity	$3,616.9	$4,755.9	$3,970.5	$(10,327.5)	$2,015.8

TUPPERWARE BRANDS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

Consolidating Statement of Income

	13 Weeks Ended July 2, 2011
(In millions)	Parent	Guarantor	Non-Guarantors	Eliminations	Total

Net sales	$—	$—	$670.4	$(0.5)	$669.9
Other revenue	—	16.4	3.0	(19.4)	—
Cost of products sold	—	3.0	236.5	(19.9)	219.6
Gross margin	—	13.4	436.9	—	450.3

Delivery, sales and administrative expense	3.4	13.1	327.7	—	344.2
Re-engineering and impairment charges	—	—	1.1	—	1.1
Gains on disposal of assets including insurance recoveries, net	—	—	0.7	—	0.7
Operating (loss) income	(3.4)	0.3	108.8	—	105.7

Interest income	0.4	8.6	3.7	(11.9)	0.8
Interest expense	26.1	3.4	8.0	(11.9)	25.6
Income from equity investments in subsidiaries	83.8	79.3	—	(163.1)	—
Other income	—	—	0.2	—	0.2
Income before income taxes	54.7	84.8	104.7	(163.1)	81.1
Provision for income taxes	(10.4)	1.2	25.2	—	16.0
Net income	$65.1	$83.6	$79.5	$(163.1)	$65.1

Consolidating Statement of Income

	13 Weeks Ended June 26, 2010
(In millions)	Parent	Guarantor	Non-Guarantors	Eliminations	Total

Net sales	$—	$—	$566.3	$(1.2)	$565.1
Other revenue	—	14.4	3.8	(18.2)	—
Cost of products sold	—	3.8	197.2	(19.4)	181.6
Gross margin	—	10.6	372.9	—	383.5

Delivery, sales and administrative expense	2.6	17.2	281.6	—	301.4
Re-engineering and impairment charges	—	—	2.0	—	2.0
Operating (loss) income	(2.6)	(6.6)	89.3	—	80.1

Interest income	0.6	7.9	1.7	(9.5)	0.7
Interest expense	6.7	2.5	7.4	(9.5)	7.1
Income from equity investments in subsidiaries	63.5	69.8	—	(133.3)	—
Income before income taxes	54.8	68.6	83.6	(133.3)	73.7
Provision for income taxes	(3.1)	4.7	14.2	—	15.8
Net income	$57.9	$63.9	$69.4	$(133.3)	$57.9

TUPPERWARE BRANDS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

Consolidating Statement of Income

	27 Weeks Ended July 2, 2011
(In millions)	Parent	Guarantor	Non-Guarantors	Eliminations	Total

Net sales	$—	$—	$1,307.9	$(1.6)	$1,306.3
Other revenue	—	56.8	6.5	(63.3)	—
Cost of products sold	—	6.5	492.9	(64.9)	434.5
Gross margin	—	50.3	821.5	—	871.8

Delivery, sales and administrative expense	7.1	31.6	644.9	—	683.6
Re-engineering and impairment charges	—	—	2.5	—	2.5
Gains on disposal of assets including insurance recoveries, net	—	—	0.7	—	0.7
Operating (loss) income	(7.1)	18.7	174.8	—	186.4

Interest income	0.9	17.5	5.8	(22.5)	1.7
Interest expense	32.8	6.9	15.9	(22.5)	33.1
Income from equity investments in subsidiaries	146.0	131.8	—	(277.8)	—
Other income	—	—	0.1	—	0.1
Income before income taxes	107.0	161.1	164.8	(277.8)	155.1
Provision for income taxes	(13.9)	18.1	30.0	—	34.2
Net income	$120.9	$143.0	$134.8	$(277.8)	$120.9

Consolidating Statement of Income

	26 Weeks Ended June 26, 2010
(In millions)	Parent	Guarantor	Non-Guarantors	Eliminations	Total

Net sales	$—	$—	$1,123.4	$(1.2)	$1,122.2
Other revenue	—	23.0	7.7	(30.7)	—
Cost of products sold	—	7.7	390.0	(31.9)	365.8
Gross margin	—	15.3	741.1	—	756.4

Delivery, sales and administrative expense	5.4	27.3	569.4	—	602.1
Re-engineering and impairment charges	—	—	3.6	—	3.6
Operating (loss) income	(5.4)	(12.0)	168.1	—	150.7

Interest income	1.2	16.7	3.2	(20.0)	1.1
Interest expense	13.9	5.0	15.6	(20.0)	14.5
Income from equity investments in subsidiaries	116.5	127.8	—	(244.3)	—
Other expense	—	0.2	0.4	—	0.6
Income before income taxes	98.4	127.3	155.3	(244.3)	136.7
Provision for income taxes	(6.6)	9.8	28.5	—	31.7
Net income	$105.0	$117.5	$126.8	$(244.3)	$105.0

TUPPERWARE BRANDS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

Condensed Consolidating Statement of Cash Flows

	27 Weeks Ended July 2, 2011
(In millions)	Parent	Guarantor	Non-Guarantors	Eliminations	Total
Operating Activities:
Net cash provided by (used in) operating activities	$(118.1)	$87.0	$98.5	$(17.8)	$49.6

Investing Activities:
Capital expenditures	—	(3.2)	(22.5)	—	(25.7)
Proceeds from disposal of property, plant and equipment	—	—	2.6	—	2.6
Net cash used in investing activities	—	(3.2)	(19.9)	—	(23.1)

Financing Activities:
Dividend payments to shareholders	(37.6)	—	—	—	(37.6)
Dividend payments to parent	—	—	(12.0)	12.0	—
Net proceeds from issuance of senior notes	393.3	—	—	—	393.3
Proceeds from exercise of stock options	13.9	—	—	—	13.9
Repurchase of common stock	(130.8)	—	—	—	(130.8)
Repayment of long-term debt and capital lease obligations	(405.0)	—	(1.4)	—	(406.4)
Net change in short-term debt	—	—	0.1	—	0.1
Debt issuance costs	(2.9)	—	—	—	(2.9)
Excess tax benefits from share-based payment arrangements	7.6	—	—	—	7.6
Net intercompany notes (receivables) payables	259.6	(131.5)	(133.9)	5.8	—
Net cash (used in) provided by financing activities	98.1	(131.5)	(147.2)	17.8	(162.8)
Effect of exchange rate changes on cash and cash equivalents	—	—	3.7	—	3.7
Net change in cash and cash equivalents	(20.0)	(47.7)	(64.9)	—	(132.6)
Cash and cash equivalents at beginning of year	20.0	52.2	176.5	—	248.7
Cash and cash equivalents at end of period	$—	$4.5	$111.6	$—	$116.1

TUPPERWARE BRANDS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

Condensed Consolidating Statement of Cash Flows

	26 Weeks Ended June 26, 2010
(In millions)	Parent	Guarantor	Non-Guarantors	Eliminations	Total
Operating Activities:
Net cash provided by (used in) operating activities	$135.8	$(162.2)	$113.4	$(2.3)	$84.7

Investing Activities:
Capital expenditures	—	(2.5)	(17.8)	—	(20.3)
Proceeds from disposal of property, plant and equipment	—	—	1.6	—	1.6
Net cash used in investing activities	—	(2.5)	(16.2)	—	(18.7)

Financing Activities:
Dividend payments to shareholders	(31.5)	—	—	—	(31.5)
Dividend payments to parent	—	—	(7.6)	7.6	—
Proceeds from exercise of stock options	9.0	—	—	—	9.0
Repurchase of common stock	(26.5)	—	—	—	(26.5)
Repayment of long-term debt and capital lease obligations	—	—	(0.9)	—	(0.9)
Excess tax benefits from share-based payment arrangements	4.1	—	—	—	4.1
Net intercompany notes (receivables) payables	(90.9)	169.0	(72.8)	(5.3)	—
Net cash (used in) provided by financing activities	(135.8)	169.0	(81.3)	2.3	(45.8)
Effect of exchange rate changes on cash and cash equivalents	—	(8.7)	(2.6)	—	(11.3)
Net change in cash and cash equivalents	—	(4.4)	13.3	—	8.9
Cash and cash equivalents at beginning of year	—	9.4	103.0	—	112.4
Cash and cash equivalents at end of period	$—	$5.0	$116.3	$—	$121.3